Exhibit 10.1

28 Wells Avenue, 3rd Floor

Yonkers, NY 10701

Tel: 914.207.2300

Fax: 914.207.2399

WWW.CONTRAFECT.COM

Lisa R. Ricciardi

40 Old Post Road

Rye, NY 10580

Dear Lisa:

We are pleased to present an offer of employment (the “Agreement”) with ContraFect Corporation (hereinafter the “Company”). The general terms of this offer are as follows:

You are being hired into the position of Chief Operating Officer, reporting directly to the Company’s Chief Executive Officer. Your starting date is expected to be on October 5, 2018. You shall have the duties, responsibilities, and authorities customarily associated with such position, including responsibility for the investor relations, human resources, finance, and business development functions of the Company, as well as other duties and responsibilities as may be assigned from time to time at the discretion of the Chief Executive Officer, provided that any such change shall be commensurate with your title and authority. Notwithstanding the foregoing, your duties, responsibilities and authorities may change from time to time at the discretion of the Chief Executive Officer.

Your base salary will be at the annualized rate of $460,000.00 (together with any increases, the “Base Salary”), less all applicable taxes and withholdings, to be paid in accordance with the Company’s regular payroll practices (currently semi- monthly pay periods). Such Base Salary may be increased from time to time, in accordance with normal business practices and in the sole discretion of the Company, provided that the parties agree that your Base Salary shall not be decreased. Your Base Salary will not be subject to any salary increases until 2019. In this position, you will be an exempt employee, meaning that you will not be entitled to overtime pay.

Beginning in 2019, for fiscal year 2018, you will be eligible for an annual incentive bonus of 50% of your annual base salary (the “Target Bonus”) based upon mutually agreed upon goals (80% corporate /20% individual). The actual amount of any annual incentive bonus paid to you will be determined by the Company’s board of directors or its authorized committee and payment of any such bonus will be subject to your continued employment with the Company through the payment date. The payment of any bonuses to you hereunder shall be made following the fiscal year in which such bonus was earned, but in any event no later than two and one half months following such fiscal year.

In addition to the stock option grants you have already received, you will be granted additional incentive stock options to purchase an aggregate number of 250,000 shares of ContraFect Corporation common stock, that is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permitted by law. The option is subject to the terms of ContraFect Corporation’s 2014 Omnibus Incentive Plan (“Plan”) and a stock option award agreement thereunder. Your grants will vest according to our regular vesting schedule, currently 6.25% per quarter. The per share exercise price of the option will be equal to the Fair Market Value (as defined in the Plan) of the Company’s common stock on the date of grant. All stock option grants will be priced after you join the Company, on the dates that the Compensation Committee approves the respective grants.

In the event that you are terminated by the Company without Cause or in the event that you resign with Good Reason, each as defined below, the Company shall pay you: (i) a severance payment in the amount that is equal to eighteen (18) months of your then current annual base salary; (ii) an amount equal to one hundred fifty percent (150%) of your then current Target Bonus, payable when bonuses are paid by the Company; (iii) a payment equal to eighteen (18) months of full cost of applicable health insurance premiums (inclusive of dental and vision insurance) due under COBRA and (iv) your then-outstanding stock options, if any, will become fully vested and will remain exercisable until the earlier of (a) the final expiration date of the option; or (b) the date that is two (2) years after the date of your employment termination date (subject to earlier termination in connection with a corporate transaction or event in accordance with the terms of the applicable award), provided, in each case, that within 60 days following the date of your employment termination, you sign and deliver to the Company (and do not revoke) a Severance and Release Agreement in a mutually agreed upon form. The severance payments in clauses (i) and (iii) of the immediately preceding sentence shall be paid over eighteen (18) months as any regular paycheck.

“Cause” shall mean (i) the commission of an act of embezzlement, fraud, theft, misappropriation of assets or property (tangible or intangible) of the Company; (ii) gross negligence or misconduct in the performance of your duties; or (iii) the conviction of a felony, or any crime involving moral turpitude. No Cause shall exist unless the Company has provided you with written notice of termination describing the particular circumstances giving rise to Cause, and has provided you with the opportunity to cure, to the extent reasonably susceptible to cure, such circumstances within thirty (30) days after receiving such notice. If you so effect a cure, the notice of Cause shall be deemed rescinded and of no force or effect. “Good Reason” shall mean the occurrence of any of the events or conditions as described here without your written consent: (i) a material diminution of your authority, duties, responsibilities, or title or a material adverse change to whom you report; (ii) a material reduction in your then-effective Base Salary; or (iii) the relocation of your principal place of employment to a location that is more than fifty (50) miles “as the crow flies” from Yonkers, New York. No Good Reason shall exist if you have not given written notice to the Company within thirty (30) days of the initial existence of the Good Reason condition(s) and until the Company has had thirty (30) days to cure such event after the date on which you give the Company written notice specifying such event in specific detail.

If there is a Change of Control Event and, within twelve (12) months of such Change of Control Event, you resign for Good Reason or you are terminated without Cause, you will receive the severance benefits as outlined above, and, in addition, your then-outstanding stock options will become immediately fully vested and exercisable (the “CoC Benefits”). All such benefits are conditioned upon the execution of a Severance and Release Agreement in a form prescribed by the Company or its successors. In the event your employment hereunder is terminated by the Company without Cause or by you for Good Reason within the two (2) months immediately prior to the entry by the Company into definitive documentation pursuant to which there subsequently occurs a Change of Control Event, you shall receive the CoC Benefits.

A “Change of Control Event” means any of the following: (i) any person or entity (except for a current stockholder) becomes the beneficial owner of greater than 50% of the then-outstanding voting power of the Company; (ii) a merger or consolidation with another entity where the voting securities of the Company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the surviving entity outstanding immediately after the transaction, or (iii) the sale or disposition of all or substantially all of the Company’s assets.

As a full time employee, you will be eligible for standard Company benefits, including medical benefits, paid holidays, paid sick/personal days and paid vacation. These are each described in the Employee Handbook.

The intent of the parties hereto is that the payments and benefits hereunder comply with or be exempt from Section 409A (“Section 409A”) of the Code, and to the maximum extent permitted, this offer shall be interpreted accordingly.

Notwithstanding anything in this offer to the contrary, any compensation or benefit payable hereunder upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefit shall not be paid, or, in the case of installments, shall not commence payment, until the 30th day following your Separation from Service (the “First Payment Date”). Any installment payments that would have been made to you during the 30 day period immediately following your Separation from Service but for the preceding sentence will be paid to you on the First Payment Date and the remaining payments will be made as provided in this offer.

Notwithstanding anything in this offer to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled hereunder is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits will not be provided to you prior to the earlier of (i) the expiration of the six month period measured from the date of your Separation from Service or (ii) the date of your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Code. On the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence will be paid in a lump sum to you (or your estate), and any remaining payments due to you under this Agreement will be paid as otherwise provided herein.

Notwithstanding any other provision of this Agreement to the contrary, you acknowledge and agree that any and all payments, other than the payment of any earned or accrued and unpaid Base Salary and benefits, to which you are entitled under this Agreement are conditioned upon and subject to your execution of a mutually agreed upon general waiver and release, becoming effective by the 60th day following your separation from service. Such payments will commence the day following the date the release becomes effective, provided that if the 60 day period spans two calendar years, the payments will commence in the second calendar year.

Your right to receive any installment payments under this Agreement, including without limitation any salary continuation payments that are payable on Company payroll dates, will be treated as a right to receive a series of separate payments and, accordingly, each such installment payment will at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder will be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

This offer is expressly conditioned on the following:

a.	Satisfactory completion of a background check, all required forms, including a form I-9 which establishes your authorization to work in the United States and a W-4 form;

b.	Please note that ContraFect is an at-will employer. This means you can resign your employment at any time, with or without cause or reason, and reciprocally, the Company can terminate your employment, with or without cause, reason, and/or advance notice.

Your acceptance of this offer shall also mean that you agree to, at all times, abide by the Company’s written policies and procedures.

Please confirm your acceptance of this offer by signing below. You further acknowledge by signing below that with this Agreement, you have already signed the Confidential Information and Inventions Assignment Agreement.

We are delighted to invite you to join ContraFect. We are using ContraFect’s technical expertise to develop biotherapeutic products for infectious diseases that have high rates of unmet medical needs, particularly products used in hospital-based markets. We are confident that you will play an important role in the growth and success of the Company.

Sincerely,

/s/ Steven C. Gilman

Steven C. Gilman

Chief Executive Officer

ACKNOWLEDGED, ACCEPTED and AGREED:

/s/ Lisa R. Ricciardi

Employee Signature: Lisa R. Ricciardi

Date: October 4, 2017

4